Exhibit 10.5

EXECUTION COPY

BARCLAYS CAPITAL 745 Seventh Avenue New York, New York 10019	MERRILL LYNCH, PIERCE, FENNER & SMITHIN CORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	BANK OF MONTREAL BMO CAPITAL MARKETS 115 South LaSalle Street Chicago, IL 60603

SUNTRUST BANK 303 Peachtree Street, NE Atlanta, GA 30308

PERSONAL AND CONFIDENTIAL

January 13, 2012

ACCO Brands Corporation

300 Tower Parkway

Lincolnshire, IL 60049

Attention: General Counsel

Second Amended and Restated Commitment Letter (Acco)

Ladies and Gentlemen:

This second amended and restated commitment letter (together with Exhibits A, B, C and D hereto, the “Commitment Letter”) amends, restates and supersedes that certain amended and restated commitment letter dated as of December 13, 2011 (the “Original Commitment Letter”) from Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays Bank” and, together with Barclays Capital, “Barclays”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Bank of Montreal (“BMO”) to ACCO Brands Corporation (the “Acquiror”, “Augusta” or “you”). You have advised Barclays, Bank of America, MLPFS, BMO and SunTrust Bank (“SunTrust” and, together with Barclays, Bank of America, MLPFS and BMO, the “Commitment Parties”, “we” or “us”), that you intend to acquire the SpinCo Business by merger (the “Merger”) of a newly formed subsidiary of Acquiror (“Merger Sub”) with and into a subsidiary of MeadWestvaco Corporation (the “Seller”) formed to hold the SpinCo Business (the “SpinCo Borrower”) immediately following the distribution of the stock of the SpinCo Borrower (the “Spin”) by the Seller to its stockholders, all as more fully described in the transaction description attached hereto as Exhibit A (the “Transaction Description”), and in connection therewith, you and the SpinCo Borrower intend to consummate the Transactions referred to in the Transaction Description. Capitalized terms used but not defined herein have the meaning assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions of the ABL Loans attached hereto as Exhibit B (the “ABL Term Sheet”), the Summary of Principal Terms and Conditions of the Term Loans attached hereto as Exhibit C (the “Term Loan Term Sheet”) and the conditions precedent set forth in Exhibit D.

You have also advised us that, in connection with the Transactions and subject to the conditions set forth in this Commitment Letter, (i) the Borrower will obtain up to $175.0 million in commitments under a senior secured asset-based revolving credit facility having the terms set forth in Exhibit B (the “ABL Facility”) or, alternatively, will enter into the Amended Existing ABL Facility (as defined in Exhibit B) and (ii) the Borrower will borrow up to $480.0 million in aggregate principal amount of senior secured term loans having the terms set forth in Exhibit C (the “Term Facility” and, together with the ABL Facility, the “Facilities”).

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This Commitment Letter supersedes the Original Commitment Letter in full and, upon execution of this Commitment Letter, the Original Commitment Letter will no longer have any force or effect.

1.	Commitments and Agency Roles

You hereby appoint Barclays Bank to act, and Barclays Bank hereby agrees to act, as sole and exclusive administrative agent (in such capacity for each facility, the “Administrative Agent” for such facility) for each of the Facilities and, with respect to the Term Facility, the collateral agent (in such capacity, the “Term Collateral Agent”). You hereby appoint each of Barclays Bank and Bank of America to act, and each of Barclays Bank and Bank of America hereby agree to act, as co-collateral agents (in such capacity, the “Co-Collateral Agents”) for the ABL Facility. You hereby appoint each of Barclays Capital, MLPFS and Bank of Montreal, acting under its trade name BMO Capital Markets (“BMO Capital”), to act, and each of Barclays Capital, MLPFS and BMO Capital hereby agree to act, as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”) for each of the Facilities. Each of the Arrangers, the Term Collateral Agent, the Co-Collateral Agents, the Funding Agent (as defined in Exhibit B), the Documentation Agent (as defined in Exhibit C), the Co-Syndication Agents (as defined in Exhibit C) and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. In connection with the Transactions contemplated hereby, (i) Barclays is pleased to advise you of its commitment to provide 56.5% of the aggregate principal amount of the Term Facility and 60% of the aggregate principal amount of the ABL Facility, (ii) Bank of America is pleased to advise you of its commitment to provide 25% of the aggregate principal amount of each of the Facilities, (iii) BMO is pleased to advise you of its commitment to provide 15% of the aggregate principal amount of each of the Facilities and (iv) SunTrust is pleased to advise you of its commitment to provide 3.5% of the aggregate principal amount of the Term Facility, in each case on the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter (as defined below). The commitments of each Commitment Party are several and not joint.

Our fees for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in Exhibits B and C and in the Fee Letter as and when payable in accordance with the terms hereof and thereof. You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Facilities unless you and we shall so agree; provided, however, that Barclays Capital will be the Lead Arranger and will have “lead left” placement on all marketing materials related to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books.

2.	Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject only to the following conditions: (i) there shall not have occurred, since December 31, 2010, a Material Adverse Effect on the C&OP Business (as defined in the Separation Agreement), (ii) the conditions set forth under the caption “Conditions Precedent to Initial Borrowing” in Exhibit B, (iii) the conditions set forth under the caption “Conditions Precedent to Borrowing” in Exhibit C and (iv) the conditions set forth in Exhibit D. For purposes hereof, a “Material Adverse Effect” means any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably likely to be, materially

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adverse to the business, financial condition or results of operations of the C&OP Business (as defined in the Separation Agreement); provided that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a material adverse effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Commitment Letter, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Commitment Letter, (iv) any change in applicable laws or generally accepted accounting principles (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of this Commitment Letter, (v) general conditions in the industries in which the C&OP Business operates, (vi) the announcement and pendency of the Merger Agreement and the transactions contemplated thereby, including any lawsuit in respect thereof, compliance with the covenants or agreements contained therein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the C&OP Business, and (vii) any Excluded Asset (as defined in the Merger Agreement) or Excluded Liability (as defined in the Merger Agreement), except, in the cases of clauses (i) and (v), to the extent that such change, development, event, occurrence, effect or state of facts has a materially disproportionate effect on the C&OP Business, as compared with other participants in the industries in which the C&OP Business operates (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents (as defined in Exhibit D) or any other letter agreement or other undertaking between you and us concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (a) the representations made by or with respect to the SpinCo Business in the Merger Agreement (but only to the extent that the breach of such representations and warranties would permit Augusta (or its applicable affiliate) not to close the Merger as a result of a failure of such representation and warranty in the Merger Agreement to be true and correct) and (b) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents will be in a form such that they do not impair the availability of the Facilities on the Closing Date if all conditions expressly set forth in this Commitment Letter are satisfied (it being understood that, to the extent that a security interest in any collateral is not or can not be created or perfected on the Closing Date (other than (i) to the extent that a lien on such collateral may under applicable law be created upon closing by the execution and delivery of a customary personal property security agreement, (ii) to the extent that a lien on such collateral may under applicable law be perfected upon closing by the filing of financing statements under the Uniform Commercial Code or by filings with the United States Patent and Trademark Office or the United Stated Copyright Office and (iii) the perfection of security interests in the capital stock of Borrower’s domestic subsidiaries with respect to which a lien may be perfected upon closing by delivery of certificated securities) after your commercially reasonable efforts to do so or without undue burden or expense, then the creation or perfection, as the case may be, of such security interest shall not constitute a condition precedent to the Facilities on the Closing Date but shall be required to be accomplished under the Facilities within 90 days (or such longer period as the Administrative Agent may agree) after the Closing Date pursuant to arrangements to be mutually agreed); provided, however, that nothing in the preceding clause (ii) shall be construed to limit the individual conditions expressly set forth in Exhibit D. For purposes hereof, “Specified Representations” means the representations and warranties referred to in each of Exhibit B and Exhibit C relating to organization; requisite power and authority (as they relate to due authorization, execution, delivery and performance of the Loan Documents); qualification; due authorization, execution and delivery and enforceability of the Loan Documents; no conflicts of the Loan Documents with organizational documents or applicable law;

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binding obligation; Investment Company Act; Federal Reserve margin stock regulations; solvency as of the Closing Date (after giving effect to the Transactions) of Augusta, the Borrower and its subsidiaries on a consolidated basis; senior indebtedness; Patriot Act, OFAC and other similar money laundering or anti-terrorism laws; and security documents (subject to exceptions set forth in this paragraph and the Term Sheets and permitted liens to be agreed).

3.	Syndication

The Arrangers intend and reserve the right to syndicate the Facilities to the Lenders (as such term is defined in each of Exhibit B and Exhibit C); provided that, unless otherwise agreed by you, no assignment prior to the Closing Date will reduce or release any Commitment Party’s obligation to fund its commitment in the event any assignee shall fail to do so on the Closing Date. The Arrangers will lead the syndication, including determining the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, and will in consultation with you determine the final commitment allocations. You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from existing lending and investment banking relationships of the SpinCo Borrower and you. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earlier of (a) a Successful Syndication (as defined in the Fee Letter) and (b) 90 days following the Closing Date, you will not, and agree to use commercially reasonable efforts to ensure that the SpinCo Borrower will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any bank financings or any debt security of you or the SpinCo Borrower or any of your or its respective subsidiaries, including any renewal or refinancing of any existing bank financing or debt security (other than the Term Facility, the SpinCo Notes, the Exchange Loans, the Amended Existing ABL Facility, the financings covered within the scope of the SpinCo Commitment Letter (as defined in Exhibit A) and any bank loan financing covered within the scope of the Engagement Letter (as defined in Exhibit A)), in each case that could reasonably be expected to materially impair the primary syndication of the Facilities or the offering of the SpinCo Notes (as determined by the Arrangers).

You agree to, and agree to use commercially reasonable efforts to obtain contractual undertakings from the SpinCo Borrower to, cooperate with, and provide information reasonably required by, the Arrangers in connection with all syndication efforts, including: (i) assisting in the preparation by the Borrower, as soon as practicable after the date of this Commitment Letter, of a confidential information memorandum for the Facilities customary for transactions of this type and other customary presentation materials (including lender presentations) to be used in connection with the syndication (collectively, “Facilities Marketing Materials”) reasonably acceptable in form and content to the Arrangers regarding the business, operations, financial projections and prospects of the SpinCo Business and Augusta (including the financial information and projections described in Exhibit D) including without limitation the delivery of all information relating to the Transactions prepared by or on behalf of the Borrower and the SpinCo Borrower that the Arrangers deem reasonably necessary to complete the syndication of the Facilities and a confidential information memorandum acceptable in format and content to the Arrangers for use in bank meetings and other communications with prospective Lenders in connection with the syndication of the Facilities; (ii) using commercially reasonable efforts to obtain, and your using commercially reasonable efforts to cause the SpinCo Borrower to assist in obtaining, from Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the launch of the general syndication, a corporate family rating and a credit rating for the Facilities (the “Debt Ratings”); (iii) arranging for direct communications with prospective Lenders in connection with the syndication of the Facilities (including without limitation direct contact between appropriate senior management, representatives and advisors of the Borrower and the Seller (and

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using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the SpinCo Borrower) and participation of such persons in such meetings), in all cases at times mutually agreed upon; and (iv) hosting (including any preparations with respect thereto) with the Arranger at places and times reasonably requested by the Arrangers one or more meetings (or, if you and we shall agree, conference calls in lieu of any such meetings) with prospective Lenders. You agree that the Arrangers have the right to place advertisements in financial and other newspapers at their own expense describing their services to you and the SpinCo Borrower.

You will be solely responsible for the contents of the Facilities Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arrangers’ request, you agree to assist in the preparation of an additional version of the Facilities Marketing Materials that does not contain material non-public information concerning the Seller, the Borrower, the SpinCo Borrower or their respective subsidiaries or affiliates or their respective securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders (except to the extent the SpinCo Borrower or you notify us to the contrary and provided that the SpinCo Borrower and you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arrangers or the Administrative Agent for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Facilities. Before distribution of any Facilities Marketing Materials in connection with the syndication of the Facilities (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. In addition, at the Arrangers’ request, you will identify Public Information Materials by marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark information as “PUBLIC”) and you and we agree that any information and projections that are not specifically identified as “PUBLIC” shall be deemed as being suitable only for dissemination to prospective Lenders who wish to receive MNPI in connection with the syndication of the Facilities.

It is agreed that the completion of the Successful Syndication (as defined in the Fee Letter) of the Facilities prior to the initial funding under the Facilities will not be a condition to the Commitment Parties’ commitments hereunder.

4.	Information

You represent, warrant and covenant (with respect to information provided by the SpinCo Borrower and its representatives, to your knowledge) that (i) all written information (other than projections and other forward-looking information and information of a general economic or industry-specific nature) that has been or will be provided by or on behalf of you, the SpinCo Borrower or any of your or its representatives to the Arrangers, the Commitment Parties, the Lenders or any of their respective affiliates in connection with the Transactions, when taken as a whole, is and will be, when furnished, complete and correct in all material respects and does not and will not, when taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained

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therein not misleading in the light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (ii) the financial projections and other forward-looking information that have been or will be made available directly or indirectly by or on behalf of you, the SpinCo Borrower or any of your or its representatives to the Arrangers, the Commitment Parties, the Lenders or any of their respective affiliates have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable when furnished (it being agreed by the Arrangers, the Commitment Parties, the Lenders and any of your or their respective affiliates relying on this provision, that such projections and forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular projection or forward-looking information will be realized, that actual results may differ and that such differences may be material). You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects in the light of the circumstances in which such statements are made. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.	Indemnification

To induce us to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you hereby agree to indemnify and hold harmless the Administrative Agents, the Term Collateral Agent, the Co-Collateral Agents, the Arrangers and each other agent or co-agent (if any) designated pursuant to the terms hereof, each Lender (including any Commitment Party) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations), claims, losses, damages, liabilities or expenses (including legal expenses as set forth below), joint or several, of any kind or nature whatsoever that may be brought or threatened by you, the SpinCo Borrower, the Guarantors (as defined in Exhibit A), any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Merger, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities, and to reimburse each Indemnified Person within 30 days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to such Indemnified Persons taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected Indemnified Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole and, solely in the case of a conflict of interest, additional local and special counsel to all similarly affected Indemnified Persons taken as a whole); provided that you will not have to indemnify an Indemnified Person against any action, suit, proceeding, investigation, claim, loss, damage, liability or expense (x) to the extent the same resulted from the gross negligence or willful misconduct of such Indemnified Person or a material breach in bad faith by such Indemnified Person of its obligations under this Commitment Letter or the Fee Letter (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) if such dispute is solely between Indemnified Parties or their respective affiliates, directors, officers, employees, agents or controlling persons and arises out of, or in connection with, any action, suit, proceeding or claim that does not involve an act or omission by you or any of your affiliates other than any action, suit, proceeding or claim

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against any Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under the ABL Facility or the Term Loan Facility. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (except to the extent the same resulted from the gross negligence or willful misconduct of such Indemnified Person or a material breach in bad faith by such Indemnified Person of its obligations under this Commitment Letter or the Fee Letter (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment)).

Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

None of us, the Indemnified Persons, you, the SpinCo Borrower, or any of your or its affiliates or Representatives (as defined below) will be responsible or liable to any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Merger, this Commitment Letter, the Fee Letter, the Facilities or the Transactions; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth above.

6.	Assignments

This Commitment Letter may not be assigned by you without the prior written consent of the Arrangers (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and any Indemnified Person and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates, additional Arrangers or any Lender (including without limitation as provided in Section 3 above); provided that that we will not be relieved of our obligations set forth in this Commitment Letter to fund that portion of the commitments so assigned in connection with any syndication or assignment to any potential Lender made prior to the Closing Date unless such syndication or assignment is to a financial institution you have identified to us on or prior to the date hereof as a permitted lender (each, a “Permitted Lender”) and such Permitted Lender has executed a joinder to this Commitment Letter in a form reasonably acceptable to you or you have otherwise consented to such syndication or assignment in writing. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an agreement in writing signed by each of the parties hereto.

7.	USA PATRIOT Act Notification

The Administrative Agent notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Seller, the SpinCo Borrower, Merger Sub, the Borrower and the Guarantors, including the name and address of each such Person and other information that will allow the Administrative Agent and each Lender to identify the Seller, the SpinCo Borrower, Merger Sub, the Borrower and the Guarantors in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Administrative Agent and each Lender.

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8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties and with appropriate permitted redactions as reasonably requested by the Commitment Parties, pursuant to applicable law or compulsory legal process, including, without limitation, a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to your officers, directors, agents, employees, attorneys, independent auditors, representatives, professionals and advisors (collectively, the “Representatives”) in each case on a confidential and “need to know” basis and who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) this Commitment Letter, the Fee Letter or the information contained herein or therein to Augusta and its Representatives in each case on a confidential and “need to know” basis and who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter and the Fee Letter and the information contained herein and therein confidential and such persons agree to hold the same in confidence and (iii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein, other than a version of the Fee Letter redacted in a manner reasonably satisfactory to the Arrangers, it being acknowledged that the fees in the Fee Letter shall be reflected in projections and pro forma information and a generic disclosure of aggregate sources and uses) in any public filing required as party of the Merger and the syndication, and to any ratings agency on a confidential basis.

We shall use all nonpublic information received by us in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter, the Fee Letter, and the transactions contemplated hereby and thereby, and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants, (ii) to any hedge provider or prospective hedge provider (collectively, “Specified Counterparties”), (iii) in any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent practicable and permitted by law), (iv) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, give you notice thereof to the extent practicable and lawfully permitted to do so), (v) to the Representatives of such Commitment Party who are informed of the confidential nature of such information, (vi) to any of our respective affiliates solely in connection with the Transactions (provided that such information shall be provided on confidential basis), (vii) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (viii) for purposes of establishing a “due diligence” or other similar defense and (ix) for purposes of enforcing the rights of the Commitment Parties under this Commitment Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such types of information. The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (x) two years from the date hereof and (y) the date the Loan Documents are entered into, at which time any confidentiality undertaking in the Loan Documents shall supersede the provisions of this paragraph.

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You acknowledge that the Commitment Parties and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of the Seller, the SpinCo Borrower and other companies that may be the subject of the Transactions and may act with respect to any such entities in such other capacities to which it is appointed. The Commitment Parties and their respective affiliates will have economic interests that are different from or conflict with those of the Borrower and the Seller regarding the transactions contemplated by this Commitment Letter and the Fee Letter, and you acknowledge and agree that none of the Commitment Parties have an obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of the Commitment Parties will have liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated this Commitment Letter and the Fee Letter. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the SpinCo Borrower and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder. In addition, please note that Barclays Capital Inc. has been retained by Augusta as financial advisor (in such capacity, the “Financial Advisor”) to Augusta in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that neither the Arrangers nor their respective its affiliates provide tax, accounting or legal advice.

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER, THE FEE LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY

January 13, 2012

ACCO Brands Corporation

LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan, and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or, to the extent permitted by law, Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the parties hereto and the Indemnified Persons) may rely hereon.

The provisions of Sections 3, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Facilities are made available or any loans under the Facilities are disbursed; provided, however, that, to the extent applicable, your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the corresponding provisions of the Loan Documents upon the effectiveness thereof.

10.	Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) receipt by each Commitment Party of written notice of termination from you, (ii) the consummation of the Merger, (iii) the abandonment or termination of the definitive documentation for the Merger and the Spin, including the Merger Agreement and the Separation Agreement and (iv) June 30, 2012 (the earliest of such dates to occur, the “Termination Date”), unless the closing of the Facilities has been consummated on or before such date on the terms and subject to the conditions set forth herein; provided, however, that, if the Merger has not been consummated on or before the Termination Date, then the Termination Date contemplated by clause (iv) shall automatically be extended to August 31, 2012.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Arrangers the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, the SpinCo Commitment Letter and the SpinCo Fee Letter on or before the close of business on January 13, 2012, whereupon this Commitment Letter and the Fee Letter will

January 13, 2012

ACCO Brands Corporation

become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Ian Palmer
Name: Ian Palmer
Title: Managing Director

Signature Page to Augusta Commitment Letter

BANK OF AMERICA, NA.

By	/s/ Heather Lamberton
Name:	Heather Lamberton
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Heather Lamberton
Name:	Heather Lamberton
Title:	Managing Director

Signature Page to Augusta Commitment Letter

BANK OF MONTREAL

By	/s/ Eric A. Schubert
Name:	Eric A. Schubert
Title:	Managing Director

Signature Page to Augusta Commitment Letter

SUNTRUST BANK

By	/s/ Rich Wilson
Name:	Rich Wilson
Title:	Managing Director

Signature Page to Augusta Commitment Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

ACCO BRANDS CORPORATION

By:	/s/ Thomas P. O’Neil Jr.
Name: Thomas P. O’Neil Jr.
Title: Senior Vice President, Finance & Accounting

Signature Page to Augusta Commitment Letter

Exhibit A

Transaction Description

All capitalized terms used but not defined in this Exhibit A have the meanings assigned to them in the Commitment Letter to which this Transaction Description is attached, including Exhibits B and C thereto.

ACCO Brands Corporation (“Augusta” or the “Borrower”) intends to acquire the SpinCo Business (as defined in the Separation Agreement referred to below, the “SpinCo Business”) of MeadWestvaco Corporation (the “Seller”) pursuant to a merger (the “Merger”) of a newly formed subsidiary of Augusta (the “Merger Sub”) with and into a subsidiary of the Seller formed to hold the SpinCo Business (the “SpinCo Borrower”).

In connection with the foregoing, it is intended that:

1.	The SpinCo Borrower will be established as a direct, wholly owned subsidiary of Seller.

2.	Seller will transfer the SpinCo Business to the SpinCo Borrower (the “Contribution”) pursuant to a separation agreement to be entered into among Seller and the SpinCo Borrower (the “Separation Agreement”).

3.	In connection with the foregoing transactions, the SpinCo Borrower will (a) borrow $190.0 million pursuant to a senior secured term loan facility (the “SpinCo Term Facility”) and (b) either (i) issue $270.0 million in aggregate principal amount of high yield securities of the SpinCo Borrower (the “SpinCo Notes”) or (ii) to the extent the SpinCo Borrower does not issue the SpinCo Notes on the Closing Date, borrow $270.0 million in aggregate principal amount of unsecured senior loans of the SpinCo Borrower (the “Exchange Loans”) with the terms set forth in that certain commitment letter dated as of the date hereof between the Commitment Parties and the Seller. Augusta will enter into (A) a commitment letter dated as of the date hereof (the “SpinCo Commitment Letter”), which will set forth the terms of the SpinCo Term Facility, (B) an engagement letter dated as of the date hereof (the “Engagement Letter”), pursuant to which Augusta will engage certain financial institutions to act as sole underwriters, sole initial purchasers and/or sole placement agents in connection with any public offering or private placement of the SpinCo Notes and (C) a fee letter dated as of the date hereof (the “SpinCo Fee Letter”), which will set forth certain fees payable in connection with, and certain other matters with respect to, the SpinCo Term Facility.

4.	Upon or immediately following the Contribution, SpinCo Borrower will transfer to Seller and/or one or more of its affiliates, directly or indirectly, either (a) $460.0 million in cash (the “Cash Dividend”) or (b) a combination of (i) $190.0 million in cash proceeds from the incurrence of the term loans under the SpinCo Term Facility and (ii) $270.0 million in aggregate principal amount of the SpinCo Notes or, to the extent the SpinCo Borrower does not issue the SpinCo Notes on the Closing Date, $270.0 million in aggregate principal amount of the Exchange Loans.

5.	Seller will distribute the stock of SpinCo Borrower to Seller’s stockholders pursuant to the Spin contemplated by the Separation Agreement.

6.	Pursuant to a merger agreement among Seller, SpinCo Borrower, Augusta and Merger Sub (including all exhibits and schedules thereto, the “Merger Agreement”), immediately following the Contribution and the Spin, Merger Sub will merge with and into SpinCo Borrower, with SpinCo Borrower surviving as a wholly-owned subsidiary of Augusta.

Exhibit A-1

7.	Augusta will (a) obtain $175.0 million in commitments under a senior secured asset-based revolving credit facility (the “ABL Facility”) on the terms set forth in Exhibit B or (b) enter into the Amended Existing ABL Facility (as defined in Exhibit B) and $480.0 million in aggregate principal amount of senior secured term loans (the “Term Facility” and, together with the ABL Facility, the “Facilities”) on the terms set forth in Exhibit C.

8.	Immediately upon the effectiveness of the Merger, (i) the Facilities will be guaranteed by the SpinCo Borrower and each guarantor of the SpinCo Term Facility pursuant to documentation reasonably satisfactory to the Arrangers (the “SpinCo Guarantee Documentation”) and (ii) Augusta and each Guarantor will guarantee the SpinCo Term Facility.

The transactions set forth above are referred to collectively as the “Transactions.”

Exhibit A-2

Exhibit B

Summary of Terms and Conditions of the ABL Facility

Borrowers:	ACCO Brands Corporation (“Holdings”), each of the other Borrowers under Holdings’ existing ABL Credit Facility dated as of September 30, 2009, among Holdings, each domestic subsidiary of Holdings party thereto (together with Holdings, the “U.S. Borrowers”), each Australian subsidiary of Holdings party thereto (the “Australian Borrowers”), each Canadian subsidiary of Holdings party thereto (the “Canadian Borrowers”), each Dutch subsidiary of Holdings party thereto (the “Dutch Borrowers”), each U.K. subsidiary of Holdings party thereto (the “U.K. Borrowers”), Deutsche Bank AG New York Branch, as Administrative Agent and the other financial institutions party thereto (the “Existing ABL Facility”), the SpinCo Business and certain additional subsidiaries of Holdings to be mutually agreed (collectively, the “Borrowers”).

Guarantors:	All obligations under the ABL Facility (as defined below), under any interest rate protection or other hedging arrangement (“Hedging Arrangements”) entered into with an Agent, Arranger or Lender (as defined below) under the ABL Facility or any affiliate of any of the foregoing, in each case, as designated by Holdings (each, an “ABL Facility Lender Counterparty”) and under any cash management arrangements (“Cash Management Arrangements”) entered into with an Agent, Arranger or Lender under the ABL Facility or any affiliate of any of the foregoing, in each case, as designated by Holdings (each, an “ABL Facility Bank Product Provider”), will be unconditionally guaranteed (the “Guarantee”) by guarantors determined in a manner consistent with the Documentation Principles (defined below).

Joint Bookrunners and Joint Lead Arrangers:	Barclays Capital, MLPFS and BMO Capital will act as joint bookrunners and joint lead arrangers (in such capacities, the “Arrangers”) for the ABL Facility and will perform the duties customarily associated with such roles.

Administrative Agent:	Barclays Bank will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Co-Collateral Agents and Funding Agent:	Barclays Bank and Bank of America will act as co-collateral agents (in such capacity, the “Co-Collateral Agents”) and Bank of America will act as funding agent for the Lenders (in such capacity, the “Funding Agent” and, together with the Administrative Agent and the Co- Collateral Agents, the “Agents”) and will perform the duties customarily associated with such roles.

Lenders:	Barclays Bank, Bank of America, BMO and/or other banks, financial institutions and institutional lenders selected by the Arrangers and reasonably acceptable to Holdings (each, a “Lender” and, collectively, the “Lenders”).

Exhibit B-1

Purpose/Use of Proceeds:	Amounts available under the ABL Facility will be used to provide for the ongoing working capital requirements of the Borrowers and their respective subsidiaries following the Acquisition and for general corporate purposes.

Amount of ABL Facility:

A non-amortizing asset-based revolving credit facility in an aggregate principal amount of up to $175 million (the “ABL Facility”; and loans under the ABL Facility, “ABL Loans”), subject to availability as described under the heading “Availability” below.

All loans outstanding under the ABL Facility will become due and payable on the ABL Termination Date (as defined below).

Loans under the ABL Facility will be available to the Borrowers in U.S. dollars (“USD”), Canadian dollars, Australian dollars, Pounds Sterling and Euros (each, an “Available Currency”), subject to availability as described under the heading “Availability” below.

Bankers’ acceptances (“Bankers’ Acceptances”) will be available in Canadian dollars on terms and conditions consistent with the Documentation Principles.

Swing Line Loans:

At Holdings’ option, a portion of the ABL Facility not to exceed $20 million may be made available as swing line loans (“Swing Line Loans”) by Barclays Bank (in such capacity, the “Swing Line Lender”) or another Lender acceptable to Holdings, the Administrative Agent and the Collateral and Funding Agent on terms consistent with the Documentation Principles, subject to availability as described under the heading “Availability” below.

Swing Line Loans will be available solely in USD and Canadian dollars.

Letters of Credit:	At Holdings’ option, a portion of the ABL Facility up to $50 million may be made available for the issuance of standby and commercial letters of credit (“Letters of Credit”) by Barclays Bank or another Lender acceptable to Holdings, the Administrative Agent and the Collateral and Funding Agent (in such capacity, the “Issuing Bank”) (which, in the case of any Letters of Credit issued by Barclays Bank only, shall exclude commercial Letters of Credit) on terms consistent with the Documentation Principles, subject to availability as described under the heading “Availability” below. All existing letters of credit issued by Bank of America and Bank of Montreal (the “Existing Issuing Banks”) under Holdings’ existing ABL facility shall, at the request of Holdings, constitute Letters of Credit under the ABL Facility.

Exhibit B-2

Incremental Facility:	On or before the ABL Termination Date (as defined below), Holdings will have the right to increase the commitments under the ABL Facility (each such increase to the ABL Facility, an “Incremental Facility” and, collectively, the “Incremental Facilities”) in an aggregate amount not to exceed $50 million (which amount shall be reduced dollar-for-dollar to the extent the amount of the aggregate commitments under the ABL Facility on the Closing Date exceeds $175 million) on terms and conditions consistent with the Documentation Principles.

Availability:	Borrowings under the ABL Facility will be available on a revolving basis during the period commencing on the Closing Date and ending on the ABL Termination Date. Availability (as defined below) will be determined separately with respect to borrowings in each Available Currency.

The amount from time to time available to be borrowed under the ABL Facility in each Available Currency (“Availability”; and the sum of all Availabilities, “Total Availability”) will be the lesser of (a) the aggregate amount of then effective commitments under the ABL Facility (the “ABL Commitments”), (b) except with respect to borrowings made in USD, the applicable exposure sub-limit for such Available Currency (each, an “Applicable Sub-Limit”) and (c) the then-applicable Borrowing Base (as defined below) with respect to such Available Currency, minus (d) the Aggregate Exposure (as defined below) of the applicable group of Borrowers. “Aggregate Exposure” shall be calculated separately for the U.S. Borrowers, the Australian Borrowers, the Canadian Borrowers, the Dutch Borrowers and the U.K. Borrowers, and with respect to each of the foregoing groups of Borrowers shall be the aggregate amount of ABL Loans, Swing Line Loans, undrawn Letters of Credit and unreimbursed drawings under Letters of Credit then outstanding under the ABL Facility.

The Applicable Sub-Limits shall be as follows:

(i)     $54,000,000 USD equivalent of Australian dollars;

(ii)    $22,000,000 USD equivalent of Canadian dollars;

(iii)  $22,000,000 USD equivalent of Euros; and

(iv)   $35,000,000 USD equivalent of Pounds Sterling.

The Borrowing Base (the “Borrowing Base”) shall be calculated separately for the U.S. Borrowers, the Australian Borrowers, the Canadian Borrowers, the Dutch Borrowers and the U.K. Borrowers (the sum of all Borrowing Bases at any date of determination, the “Total Borrowing Base”), and with respect to each of the foregoing groups of Borrowers at any time will be the sum of (a) 85% of the value of Eligible Accounts plus (b) the lesser of (i) 70% of the book

Exhibit B-3

value (valued at the lower of cost (on a first-in first-out basis) and market (net of intercompany profits)) of Eligible Inventory and (ii) 85% of the NOLV Factor (as defined below) of Eligible Inventory minus the sum, without duplication, of (c)(x) reserves against qualified secured hedging agreements, (y) reserves against qualified cash management agreements and (z) other reserves imposed, including without limitation rent reserves and dilution reserves, to be established in accordance with the Documentation Principles. “Eligible Accounts” and “Eligible Inventory” will be defined separately for the U.S. Borrowers, the Australian Borrowers, the Canadian Borrowers, the Dutch Borrowers and the U.K. Borrowers in a manner consistent with the Documentation Principles. “NOLV Factor” means the net orderly liquidation value (net of costs and expenses incurred in connection with the liquidation) (“NOLV”) of inventory as a percentage of the book value of such inventory, which percentage will be determined by reference to the most-recent acceptable third-party appraisal of such inventory received by the Administrative Agent. Eligibility criteria for Inventory pertaining to the value thereof shall be disregarded in calculating the Borrowing Base using the NOLV of Inventory to the extent such criteria are duplicative of the valuation methods used to determine NOLV.

Each Borrowing Base and the Total Borrowing Base will be computed monthly by Holdings and a certificate (the “Borrowing Base Certificate”) presenting Holdings’ computation of each Borrowing Base and the Total Borrowing Base will be delivered to the Administrative Agent promptly, but in no event later than the twentieth day, following the end of each month; provided that during an Increased Reporting Period (as defined below), Holdings will compute each Borrowing Base and the Total Borrowing Base weekly (based on methodology consistent with the Documentation Principles) and deliver a Borrowing Base Certificate to the Administrative Agent promptly, but in no event later than five business days, following the end of each week. Each Borrowing Base and the Total Borrowing Base on the Closing Date will be determined based on a Borrowing Base Certificate delivered, and updated collateral examinations and inventory appraisals conducted, prior to the Closing Date; provided, that in the event collateral examinations and inventory appraisals have not been updated within one year prior to the Closing Date, then for the period ending on the earlier of 90 days following the Closing Date and the date on which such field audits and appraisals have been updated, each Borrowing Base and the Total Borrowing Base shall be based on advance rates to be agreed. Notwithstanding the foregoing, (a) assets of the SpinCo Borrower and its subsidiaries shall be included in each Borrowing Base and the Total Borrowing Base solely to the extent such assets are included in such updated collateral examinations and inventory appraisals and (b) no assets shall be included in any Borrowing Base or the Total Borrowing Base unless the Collateral and Funding Agent has been granted a perfected security interest in such assets for the benefit of the Lenders.

Exhibit B-4

Closing Date:	The date on or before the Termination Date on which the Transactions are consummated (the “Closing Date”).

Maturity:	The ABL Facility will mature, and the lending commitments thereunder will terminate, on the date that is the earlier of (i) the fifth anniversary of the Closing Date and (ii) 91 days prior to the maturity of the earlier to mature of (a) Holdings’ existing 7.625% senior subordinated notes due 2015 (the “Senior Subordinated Notes”) unless at least 91 days prior to the maturity date thereof, such notes are refinanced with notes having a maturity date at least six months after the fifth anniversary of the Closing Date (such earlier date, the “ABL Termination Date”).

Interest Rate:	All amounts outstanding under the ABL Facility will bear interest, at the applicable Borrower’s option, at a rate per annum equal to:

Initially, (i) in the case of ABL Loans maintained at (A) the Base Rate or the Canadian Prime Rate, at such rate plus 1.00% and at (B) the Euro Rate or the Bankers’ Acceptance discount rate, at such rate plus 2.00%; and (ii) in the case of Swing Line Loans, at the Base Rate or the Canadian Prime Rate, as applicable, plus 1.00% and, beginning three months following the Closing Date, the interest rates under the ABL Facility will be the applicable rates per annum set forth in the table below based upon Historical Excess Availability (defined in a manner consistent with the Documentation Principles) set forth in the applicable Borrowing Base Certificate for the immediately preceding fiscal quarter.

Historical Excess Availability	Applicable Margin
	Euro Rate or Bankers’ Acceptance discount rate+	Base Rate or Canadian Prime Rate+
≥66.7%	1.75%	0.75%
<66.7% and >33.3%	2.00%	1.00%
≤33.3%	2.25%	1.25%

If any Borrowing Base Certificate is not delivered within the required time period as set forth in the Loan Documents, then until the date that is one business day after the date on which such Borrowing Base Certificate is delivered, the highest rate set forth in each column of the pricing grid shall apply. At all times after maturity or acceleration of the maturity of the ABL Loans or the occurrence and continuance of an event of default, upon notice to Holdings by the Administrative Agent, the highest rate set forth in each column shall apply (in addition to any applicable default rate), provided that such highest rate shall automatically apply without any requirement of notice from the Administrative Agent in the event of a bankruptcy event of default.

Exhibit B-5

As used herein, the terms “Base Rate”, “Euro Rate” “Eurodollar Rate” and “Canadian Prime Rate” will have meanings customary and appropriate for financings of this type and consistent with the Documentation Principles, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the Euro Rate will be customary and appropriate for financings of this type and consistent with the Documentation Principles.

Default Interest:	All amounts not paid when due will accrue at a rate of 2.0% per annum in excess of the rate otherwise applicable to such amounts (the “Default Interest Rate”), plus any Mandatory Costs (defined in a manner consistent with the Documentation Principles) in the case of any ABL Loans denominated in Pounds Sterling.

Interest Payments:	Quarterly for loans bearing interest based upon the Base Rate or the Canadian Prime Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three or six months or, if agreed by all Lenders, one week, two weeks, nine months or twelve months) for loans bearing interest based upon the Euro Rate (and at the end of every three months, in the case of interest periods longer than three months); upon prepayment or repayment; at maturity (whether by acceleration or otherwise); and after such maturity, on demand, in each case payable in arrears and computed on the basis of a 360-day year (or, with respect to loans bearing interest based upon the “prime” Base Rate or the “prime” Canadian Prime Rate and amounts denominated in Pounds Sterling, a 365/366-day year).

Funding Protection and Taxes:	Customary for transactions of this type, including breakage costs, gross-up for tax withholding (subject to customary exclusions and exceptions including U.S. federal withholding arising as a result of any law in existence as of the date hereof), compensation for increased costs and compliance with capital adequacy and other regulatory restrictions (including customary Dodd-Frank and Basel III protections).

Commitment Fees:	Commitment fees will be payable on the daily average undrawn portion of the ABL Facility (reduced by the full amount of outstanding Letters of Credit) in an amount equal to: (a) initially, 0.50% per annum and (b) beginning with the delivery of the first Borrowing Base Certificate delivered after the Closing Date, (i) 0.50 % per annum if Historical Excess Availability is greater than or equal to 50% of ABL Commitments and (ii) 0.375% per annum if Historical Excess Availability is less than 50% of ABL Commitments.

Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on Eurodollar Rate advances under the ABL Facility on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the ABL Facility. In addition, a fronting fee in an

Exhibit B-6

amount to be agreed will be payable to the Issuing Lender for its own account, as well as customary issuance and documentary fees. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Voluntary Prepayments:	Consistent with the Documentation Principles.

Mandatory Prepayments:	Consistent with the Documentation Principles.

Cash Management/ Cash Dominion:	The Borrower shall maintain a cash management system reasonably satisfactory to the Administrative Agent and the Collateral and Funding Agent, which shall include provisions that during a Cash Dominion Period (as defined below), amounts in controlled deposit accounts will be swept daily into a core concentration account maintained with the Collateral and Funding Agent and used to prepay the outstanding ABL Loans and/or cash collateralize any outstanding Letter of Credit obligations. “Cash Dominion Period” means (i) any period commencing on the date Total Availability is less than the greater of (a) $22.0 million and (b) 12.5% of the lesser of the Total Borrowing Base and the ABL Commitments for five consecutive business days, ending on the date Total Availability has been at least equal to the greater of (a) $22.0 million and (b) 12.5% of the lesser of the Total Borrowing Base and the ABL Commitments, for 30 consecutive calendar days and (ii) any period during which an event of default is continuing. Upon the termination of any Cash Dominion Period, the Administrative Agent will cease daily sweeping of cash to repay outstanding ABL Loans and Swing Line Loans and/or cash collateralize outstanding Letter of Credit obligations.

Collateral:

The obligations of the Borrower and the Guarantors in respect of the ABL Facility, any Hedging Arrangements entered into with an ABL Facility Lender Counterparty, as designated by Holdings, and any Cash Management Arrangements entered into with an ABL Facility Bank Product Provider, as designated by Holdings, will be secured by:

(a) a perfected first-priority security interest (subject to permitted liens) in the following, whether owned on the Closing Date or thereafter acquired (collectively, the “ABL Priority Collateral”): (i) all accounts receivable and other rights to payment (in each case, other than to the extent relating to the sale or other disposition of Term Loan Priority Collateral (as defined below); (ii) inventory and documents related to inventory; (iii) instruments (except to the extent relating to the sale or other disposition of Term Loan Priority Collateral); (iv) general intangibles (other than intellectual property) relating to accounts receivable and inventory; (v) deposit accounts, security accounts, cash and cash equivalents (other than cash and cash equivalents held in the Term Loan Asset Sale Proceeds Account referred to below and other exceptions to be agreed); (vi) guarantees, letters of credit rights, security, insurance, supporting obligations and other credit enhancements relating to any of the foregoing; and (vii) books and records relating to any of the foregoing; and

Exhibit B-7

(b) a perfected second-priority security interest (subject to permitted liens) in the following (collectively, the “Term Loan Priority Collateral”): all assets of the Borrower and the Guarantors (other than the ABL Priority Collateral), whether owned on the Closing Date or thereafter acquired, including but not limited to: (i) machinery, equipment, furniture, fixtures, vehicles (but not with respect to the perfection of such security interest), fee interests in real property in excess of an amount to be mutually agreed, intellectual property, general intangibles (except those relating to ABL Priority Collateral) and documents relating to any of the foregoing, (ii) instruments and other rights to payment (including accounts receivable), in each case, solely to the extent relating to the sale or other disposition of Term Loan Priority Collateral and any deposit account or securities account that contain only proceeds of the sale of any Term Loan Priority Collateral (the “Term Loan Asset Sale Proceeds Account”) and (iii) the equity interests held by the Borrower or any Guarantor in any direct or indirect subsidiary of the Borrower or any Guarantor (which pledge, in the case of any foreign subsidiary, will be limited to 100% of the non-voting equity interests (if any) and 66% of the voting equity interests of first-tier foreign subsidiaries.

The Term Loan Priority Collateral and the ABL Priority Collateral will not include leasehold interests, fee interests in real estate below a threshold to be agreed, and certain other property and assets customarily excluded from grants of security in similar financings, and other property and assets as may be agreed upon. Additionally, each of the ABL Priority Collateral and the Term Loan Priority Collateral, respectively, will include all proceeds thereof.

The obligations of the Borrower and the Guarantors under the Term Facility, under certain interest rate protection or other hedging arrangements entered into with an agent, arranger or lender under the Term Facility or the SpinCo Term Facility or any affiliate of any of the foregoing, in each case, as designated by Holdings (each a “Term Facility Lender Counterparty” and, together with the ABL Facility Lender Counterparties, the “Lender Counterparties”) and under certain cash management arrangements entered into with an agent, arranger or lender under the Term Facility or the Spinco Term Facility, or any affiliate of any of the foregoing, in each case, as designated by Holdings (each, a “Term Facility Bank Product Provider” and, together with the ABL Facility Bank Product Providers, the “Bank Product Providers”) will be secured by a perfected first-priority security interest (subject to permitted liens) in the Term Loan Priority Collateral and a perfected second-priority security interest (subject to permitted liens) in the ABL Priority Collateral; provided that if any Term Facility Lender Counterparty is also an ABL Facility Lender Counterparty, or if any Term Facility Bank Product Provider is also an ABL Facility Bank Product Provider, then such Term Facility Lender

Exhibit B-8

Counterparty or Term Facility Bank Product Provider, as applicable, will instead be secured by a perfected first-priority security interest (subject to permitted liens) in the ABL Loan Priority Collateral and a perfected second-priority security interest (subject to permitted liens) in the Term Priority Collateral, unless such Term Facility Lender Counterparty or Term Facility Bank Product Provider, as applicable, with the consent of Holdings elects to instead be secured by a perfected first-priority security interest (subject to permitted liens) in the Term Loan Priority Collateral and a perfected second-priority security interest (subject to permitted liens) in the ABL Priority Collateral (and notifies the Agents in writing of such election at the time of executing such Hedging Arrangements or providing such Cash Management Arrangements, as applicable, in accordance with procedures and subject to limitations to be contained in the ABL Facility Documentation). All such security interests will be perfected on the Closing Date except as otherwise provided in Section 2 of the Commitment Letter.

Intercreditor Matters:	The relative rights and priorities in the ABL Priority Collateral and the Term Loan Priority Collateral among the secured parties in respect of the ABL Facility, the Lender Counterparties under secured hedging arrangements (the “Hedging Secured Parties”), the Bank Product Providers under secured cash management arrangements (the “Cash Management Secured Parties”), the secured parties in respect of the Term Facility (the “Term Loan Secured Parties”) and the secured parties in respect of the SpinCo Term Facility (the “SpinCo Term Loan Secured Parties”) will be set forth in an intercreditor agreement that will contain customary lien subordination, completion rights, collateral access provisions and intellectual property licensing provisions, all in form and substance reasonably satisfactory to the Arrangers and the Borrower.

ABL Facility Documentation:	The definitive documentation for the ABL Facility (the “ABL Facility Documentation”) shall contain the terms set forth in the Commitment Letter and will otherwise be based on and be substantially similar to the definitive documentation for the Existing ABL Facility, with modifications necessary to reflect the terms set forth in the Commitment Letter and such other modifications reasonably satisfactory to the Arrangers and Holdings as shall be appropriate to take into account the pro forma capitalization of, and differences related to, Holdings and its subsidiaries after giving effect to the Transactions (including as to operational requirements of Holdings and its subsidiaries in light of their size, industries, businesses and business practices, and the sizing of baskets not specified in the Term Sheet), changes in law or accounting standards since the date of the Existing ABL Facility and current market conditions affecting the asset-based loan market (the “Documentation Principles”).

Exhibit B-9

Representations and Warranties:	The ABL Facility Documentation will contain such representations and warranties as are usual and customary for asset-based revolving financings of this kind generally, including, without limitation: organization, requisite power and authority, qualification; equity interests and ownership; due authorization; no conflict; governmental consents; binding obligation; historical financial statements; projections; no material adverse change; certain fees; adverse proceedings, etc.; tax returns and payment of taxes; properties; environmental matters; no defaults; material contracts; governmental regulation; use of proceeds; margin stock; employee matters; employee benefit plans; U.K. pension; solvency; related documents; compliance with laws; disclosure; indebtedness; insurance; subordination; status of ABL Facility as senior debt; no trustee duties; corporate benefit; no immunity; own enquiries; centre of main interests; no insolvency; Investment Company Act; Patriot Act, OFAC and other money-laundering and anti-terrorism laws; intellectual property; receivables and inventory; accuracy of Borrowing Base Certificates; deposit accounts; and security documents, subject to customary qualifications and limitations for materiality to be provided in the ABL Facility Documentation in a manner to be agreed.

Reporting Covenants:	The ABL Facility Documentation will include such reporting covenants as are usual and customary for asset-based revolving loan financings of this kind and as are otherwise consistent with the Documentation Principles and including without limitation and in any event: delivery of annual, quarterly and monthly financials statements; delivery of monthly Borrowing Base Certificates and customary back-up materials (or weekly, during any period commencing on the date Total Availability is less than the greater of (a) $30.0 million and (b) 17.5% of the lesser of the Total Borrowing Base and the ABL Commitments for five consecutive business days, ending on the date Total Availability is at least equal to the greater of (a) $30.0 million and (b) 17.5% of the lesser of the Total Borrowing Base and the ABL Commitments for 30 consecutive calendar days (each, an “Increased Reporting Period”)); delivery of annual third-party audit and appraisal rights (or up to twice annually if during any 12-month period Total Availability is less than $35.0 million or on such more frequent basis as may be requested by the Administrative Agent during any period during which an event of default is continuing); and delivery of other customary reports (including information regarding collateral) for ABL facilities.

Negative and Affirmative Covenants:	The ABL Facility Documentation will include such affirmative and negative covenants as are usual and customary for asset-based revolving loan financings of this kind generally subject to customary baskets, qualifications and limitations for materiality to be provided in the ABL Facility Documentation in a manner to be agreed.

Such affirmative covenants will include, without limitation: existence; payment of taxes and claims; maintenance of properties; maintenance of cash dominion and cash collateral; periodic updates of the field audit and inventory appraisal conducted in connection with the

Exhibit B-10

establishment of the ABL Facility (as provided above); insurance; books and records, inspections; lenders’ meetings; compliance with laws; environmental; ERISA; performance of obligations; use of proceeds; information regarding collateral; U.K. pensions; maintenance of company separateness; designated senior indebtedness; subsidiaries; additional material real estate assets; additional collateral; further assurances; and maintenance of ratings (but no minimum rating requirement).

Such negative covenants will include, without limitation: liens; indebtedness; no further negative pledges; restricted junior payments; restrictions on subsidiary distributions; fundamental changes, disposition of assets, capital expenditures; sales and lease-backs; transactions with affiliates; conduct of business; issuance of equity interests; creation of subsidiaries; additional deposit accounts; amendments or waivers of organizational documents; amendments or waivers with respect to certain indebtedness; fiscal year; existing senior subordinated notes; restrictions on permitted acquisitions and investments, which shall be subject to (a)(i) Total Availability of greater than or equal to 17.5% of the ABL Commitments on a pro forma basis and (ii) compliance with the Fixed Charge Coverage Ratio (as defined below) on a pro forma basis for the most recently ended twelve-month period or (b) Total Availability of greater than or equal to 25.0% of the ABL Commitments on a pro forma basis; and restrictions on restricted payments, which shall be subject to (a)(i) Total Availability of greater than or equal to 20.0% of the ABL Commitments on a pro forma basis and (ii) compliance with the Fixed Charge Coverage Ratio (as defined below) on a pro forma basis for the most recently ended twelve-month period or (b) Total Availability of greater than or equal to 30.0% of the ABL Commitments on a pro forma basis.

Financial Covenants:	If at any time and for so long as Total Availability is less than the greater of (a) $20.0 million and (b) 12.5% of the lesser of the Total Borrowing Base and the ABL Commitments, Holdings will not permit the ratio of pro forma Consolidated EBITDA (to be defined in the ABL Facility Documentation) for the most recent four fiscal quarter period for which financial statements are available (less the unfinanced portion of capital expenditures for such period) to be less than 1.0 times pro forma Fixed Charges (to be defined in the ABL Facility Documentation) for such period (the “Fixed Charge Coverage Ratio”).

Events of Default:	The ABL Facility Documentation will include such events of default (and, as appropriate, grace periods) as are usual and customary for financings of this kind generally, including, without limitation: failure to make payments when due; default under other agreements; breach of certain covenants; material breach of representations, etc.; material inaccuracies in, or failure to timely deliver, any Borrowing Base Certificate; denial of liability; governmental action; failure to comply with cash management provisions; other defaults under the ABL

Exhibit B-11

Facility Documentation; involuntary bankruptcy; voluntary bankruptcy; judgments and attachments; dissolution; employee benefit plans; “Change of Control” (to be defined as mutually agreed upon); guaranties, security documents; and failure of subordinated indebtedness to be subordinated, subject to customary qualifications and limitations for materiality to be provided in the ABL Facility Documentation in a manner to be agreed.

Conditions Precedent to Initial Borrowing:	The several obligations of each Lender to make, or cause an affiliate to make, ABL Loans on the Closing Date will be subject only to (i) the conditions set forth or referred to in Section 2 of the Commitment Letter, (ii) the accuracy of representations and warranties in all material respects and (iii) the absence of any default or event of default subject, in the case of clauses (ii) and (iii), to the limitations set forth in Section 2 of the Commitment Letter.

Conditions to All Borrowings:	The conditions to all borrowings will include without limitation (i) requirements relating to prior written notice of borrowing, (ii) the accuracy of representations and warranties in all material respects, (iii) the absence of any default or event of default and (iv) Availability (subject in the case of clauses (ii) and (iii), to the limitations set forth in Section 2 of the Commitment Letter) and will otherwise be customary and appropriate for financings of this kind generally.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than $5.0 million, any part of their respective shares of the ABL Facility to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the ABL Facility Documentation) which (other than in the case of assignments made by or to any of the Arrangers) are acceptable to the Administrative Agent and the Borrower, each such consent not to be unreasonably withheld or delayed; provided that (i) the consent of the Borrower shall not be required if any event of default has occurred and is continuing and (ii) assignments made to another Lender or an affiliate of a Lender or of the Administrative Agent will not be subject to the above minimum assignment amount and consent requirements; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five business days after having received notice thereof.

The Borrower shall not be permitted to assign its obligations without the approval of all Lenders.

Amendments and Required ABL Lenders:	No amendment, modification, termination or waiver of any provision of the ABL Facility Documentation will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of the funded and unfunded commitments under the ABL

Exhibit B-12

Facility (collectively, the “Required Lenders”), except that the consent of each Lender adversely affected thereby (and in the case of certain collateral issues, each Lender Counterparty) will be required with respect to, among other things, matters relating to interest rates, maturity, pro rata treatment, sharing provisions, releases of all or substantially all of the guaranties and collateral and the definition of Required Lenders. Notwithstanding the foregoing, to the extent any amendment or waiver (a) changes the eligibility criteria with respect to any Borrowing Base or the Total Borrowing Base in a manner that would increase any Availability or the Total Availability, (b) changes the advance rates under any Borrowing Base or the Total Borrowing Base in a manner that would increase any Availability or the Total Availability or (c) makes any other change that would increase any Availability or the Total Availability (other than with respect to reserves implemented by either of the Agents), such amendment or waiver will require the approval of Lenders holding at least 66-2/3% of the aggregate amount of the ABL Loans, Swing Line Loans, participations in Letters of Credit and unused commitments under the ABL Facility.

Indemnity and Expenses:	The ABL Facility will provide customary and appropriate provisions relating to indemnity and related matters to be mutually agreed. The Borrower will also pay (i) reasonable and documented out-of-pocket expenses of the Arrangers incurred prior to the Successful Syndication (as defined in the Fee Letter) and the Agents incurred prior to, on or after the Closing Date (to be paid on the Closing Date if invoiced prior to the Closing Date, and for expenses incurred or invoiced thereafter, within 30 days of a written demand therefore, in each case together with backup documentation supporting such reimbursement request) associated with the syndication of the ABL Facility and the preparation, negotiation, execution, delivery and administration of the ABL Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Arrangers and the Agents, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole, and, solely in the case of a conflict of interest, one additional local and special counsel to all affected persons, taken as a whole)) and (ii) all reasonable and documented out-of-pocket expenses of the Arrangers, Agents and the Lenders within 30 days of a written demand therefor together with reasonable backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Arrangers, the Agents and the Lenders, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to

Exhibit B-13

all such persons, taken as a whole, and, solely in the case of a conflict of interest, one additional local and special counsel to all affected persons, taken as a whole)) in connection with the enforcement of the ABL Facility Documentation.

Governing Law and Jurisdiction:	The ABL Facility Documentation will provide that the Borrowers and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the Borough of Manhattan in the State of New York and will waive any right to trial by jury. New York law will govern the ABL Facility Documentation.

Counsel to the Arrangers and the Administrative Agent:	Latham & Watkins LLP.

Exhibit B-14

Exhibit C

Summary of Terms and Conditions of the Term Facility

Borrower:	ACCO Brands Corporation (“Holdings” or the “Borrower”)

Guarantors:	All obligations under the Term Facility (as defined below), under any interest rate protection or other hedging arrangement (“Hedging Arrangements”) entered into with an Agent, Arranger or Lender (as defined below) under the Term Facility or the SpinCo Term Facility or any affiliate of any of the foregoing, in each case, as designated by Holdings (each, a “Term Facility Lender Counterparty”) and under any cash management arrangements (“Cash Management Arrangements”) entered into with an Agent, Arranger or Lender under the Term Facility or the SpinCo Term Facility or any affiliate of any of the foregoing, in each case, as designated by Holdings (each, a “Term Facility Bank Product Provider”), will be unconditionally guaranteed (the “Guarantee”) by each of the Borrower’s existing and subsequently acquired or organized direct or indirect domestic subsidiaries and, after consummation of the Merger, SpinCo and its subsidiaries that are guarantors of the SpinCo Term Facility (defined below) (collectively, the “Guarantors”).

Joint Bookrunners and Joint Lead Arrangers:	Barclays Capital, MLPFS and BMO Capital will act as joint bookrunners and joint lead arrangers (in such capacities, the “Arrangers”) for the Term Facility and will perform the duties customarily associated with such roles.

Administrative Agent:	Barclays Bank will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Co-Syndication Agents:	Bank of America and BMO Capital will act as co-syndication agents (in such capacity, the “Co-Syndication Agents”) for the Term Facility and will perform the duties customarily associated with such role.

Collateral Agent:	Barclays Bank will act as sole and exclusive collateral agent for the Lenders (in such capacity, collectively, the “Term Collateral Agent”) and will perform the duties customarily associated with such role.

Documentation Agent:	SunTrust or at the option of the Arrangers one or more financial institutions identified by the Arrangers in consultation with the Borrower and reasonably acceptable to the Borrower (in such capacity, the “Documentation Agent” and, together with the Administrative Agent, the Co-Syndication Agents and the Term Collateral Agent, the “Agents”).

Lenders:	Barclays Bank, Bank of America, BMO, SunTrust and/or other banks, financial institutions and institutional lenders selected by the Arrangers and reasonably acceptable to Borrower and SpinCo (each, a “Lender” and, collectively, the “Lenders”).

Exhibit C-1

Purpose/Use of Proceeds:	The proceeds of the Term Loans will be used to repay the Senior Secured Notes, to fund, in part, the Acquisition and to pay fees and expenses incurred in connection with the Transactions.

Amount of Term Facility:	Up to $480 million of senior secured term loan facility (the “Term Facility” and loans under the Term Facility, “Term Loans”).

Incremental Facilities:	On or before the Term Loan Maturity Date (as defined below), Holdings will have the right to increase the amount of the Term Facility by incurring one or more incremental term loan facilities (each such incremental term loan facility, an “Incremental Facility” and, collectively, the “Incremental Facilities”) in an aggregate amount not to exceed $200 million; provided that (i) such Incremental Facilities will share pari passu in the collateral described below, (ii) no existing Lender will be obligated to provide any portion of such Incremental Facilities, (iii) no event of default or default exists or would exist after giving effect thereto, (iv) all financial covenants would be satisfied and the Senior Secured Leverage Ratio (to be defined in a manner to be agreed) of the Borrower would be equal to or less than 2.50:1.00, in each case on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Incremental Facilities, (v) all fees and expenses owing in respect of such increase to the Administrative Agent, the Term Collateral Agent and the Lenders will have been paid and (vi)(a) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or a reserve adjusted Eurodollar Rate or Base Rate floor greater than the floor then applicable to the Term Facility, respectively, with such increased amount being equated to interest margin for purposes of determining any increase to the applicable interest margin under the Term Facility) applicable to any Incremental Facility will be determined by the Borrower and the lenders providing such Incremental Facility, but will not be more than 0.50% higher than the corresponding all-in yield (after giving effect to interest rate margins (including the reserve adjusted Eurodollar Rate or Base Rate floors), original issue discount and upfront fees) for the existing Term Facility, unless the interest rate margins with respect to the existing Term Facility are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Facility and the corresponding all-in yield on the existing Term Facility minus 0.50%, (b) the maturity date applicable to such Incremental Facility will not be earlier than the latest maturity date of the existing Term Facility, (c) the weighted average life to maturity of such Incremental Facility will not be shorter than the weighted average life to maturity of the existing Term Facility and (d) all other terms of such Incremental

Exhibit C-2

Facility, if not consistent with the terms of the existing Term Facility, will be as agreed between the Borrower and the Lenders providing such Incremental Facility. The proceeds of each Incremental Facility will be used for general corporate purposes and permitted acquisitions.

Availability:	One drawing may be made under the Term Facility on the Closing Date.

Closing Date:	The date on or before the Termination Date on which the Transactions are consummated (the “Closing Date”).

Maturity:	The Term Facility will mature on the date that is the earlier of (i) the seventh anniversary of the Closing Date (the “Fixed Maturity Date”) and (ii) 91 days prior to the maturity of Holdings’ existing 7.625% senior subordinated notes due 2015 (the “Senior Subordinated Notes”) unless, at least 91 days prior to the maturity date of the Senior Subordinated Notes, such notes are refinanced with notes having a maturity date at least six months after the seventh anniversary of the Closing Date (such earlier date, the “Term Loan Maturity Date”).

Amortization:	The outstanding principal amount of the Term Facility will be payable in equal quarterly amounts of 1.0% per annum prior to the seventh anniversary of the Closing Date, with the remaining balance, together with all other amounts owed with respect thereto, payable on the Term Loan Maturity Date.

Interest Rate:	All amounts outstanding under the Term Facility will bear interest, at the Borrower’s option, at a rate per annum equal to:

(a) the Base Rate plus 3.75% per annum; or

(b) the reserve adjusted Eurodollar Rate plus 4.75% per annum;

provided, however, that at no time will the Base Rate be deemed to be less than 2.25% per annum or the reserve adjusted Eurodollar Rate be deemed to be less than 1.25% per annum.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type.

Default Interest:	All amounts not paid when due will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”).

Interest Payments:	Quarterly for loans bearing interest based upon the Base Rate; except as set forth below, on the last day of selected interest periods (which

Exhibit C-3

will be one, two, three or six months or, if agreed by all Lenders, nine or twelve months) for loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); upon prepayment or repayment; at maturity (whether by acceleration or otherwise); and after such maturity, on demand, in each case payable in arrears and computed on the basis of a 360-day year (or, with respect to loans bearing interest based upon the “prime” Base Rate, a 365/366-day year).

Documentation:	The Term Facility shall be documented pursuant to a single credit agreement that will also document the SpinCo Term Facility.

Funding Protection and Taxes:	Customary for transactions of this type, including breakage costs, gross-up for tax withholding (subject to customary exclusions and exceptions including U.S. federal withholding arising as a result of any law in existence as of the date hereof) compensation for increased costs and compliance with capital adequacy and other regulatory restrictions (including customary Dodd-Frank and Basel III protections).

Voluntary Prepayments:	The Term Facility may be prepaid in whole or in part without premium or penalty subject to the payment of any applicable Call Premium, as set forth below; provided that loans bearing interest based upon the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the applicable interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Facility will be applied to scheduled amortization payments and the payment at final maturity in such order as the Borrower shall determine and may not be reborrowed.

Mandatory Prepayments:	The Borrower will make the following mandatory prepayments (subject to certain basket amounts to be negotiated in the definitive documentation for the Term Loan Facility (the “Term Facility Documentation”)):

1.      Asset Sales: Prepayments in an amount equal to 100.0% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or any of its subsidiaries (and, following the effectiveness of the Merger, SpinCo and its subsidiaries) in excess of an amount to be agreed (including the sale by the Borrower of any equity interests in any of its subsidiaries (or, following the effectiveness of the Merger, SpinCo and its subsidiaries)) payable no later than the fifth business day following the date of receipt, other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and certain other exceptions to be agreed and net cash proceeds that are reinvested (or committed to be reinvested) in other assets (other than current assets) useful in the business of the Borrower or any of its subsidiaries (or, following the effectiveness of the Merger, SpinCo and its subsidiaries) within 365 days of such sale or disposition or, if so committed to reinvestment within such 365-day period, reinvested within 180 days thereafter.

Exhibit C-4

2.      Insurance Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds of property insurance or condemnation proceeds in excess of an amount to be agreed paid on account of any loss of any property or assets of the Borrower or any of its subsidiaries (and, following the effectiveness of the Merger, SpinCo and its subsidiaries) payable no later than the fifth business day following the date of receipt, other than net cash proceeds that are reinvested (or committed to be reinvested) in other assets (other than current assets) useful in the business of the Borrower or any of its subsidiaries (or, following the effectiveness of the Merger, SpinCo and its subsidiaries) (or used to replace damaged or destroyed assets) within 365 days of receipt of such net cash proceeds or, if so committed to reinvestment within such 365- day period, reinvested within 180 days thereafter.

3.      Incurrence of Indebtedness: Prepayments in an amount equal to 100.0% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its subsidiaries (and, following the effectiveness of the Merger, SpinCo and its subsidiaries) (other than indebtedness otherwise permitted under the Term Facility Documentation) payable no later than the fifth business day following the date of receipt.

4.      Excess Cash Flow: Prepayments in an amount equal to 50.0% (subject to reductions to a lower percentage upon achievement and maintenance of a total leverage ratio to be agreed) of “Excess Cash Flow” (to be defined in the Term Facility Documentation) of the Borrower and its subsidiaries (and, following the effectiveness of the Merger, SpinCo and its subsidiaries) payable within 90 days of the Borrower’s fiscal year end.

The net cash proceeds referred to in clauses (1) through (4) of the preceding paragraph shall be applied to prepay the Term Facility and the SpinCo Term Facility on a pro rata basis.

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied as set forth in the preceding paragraph and to the next four scheduled amortization payments for the Term Facility in direct order of maturity and thereafter pro rata to the remaining scheduled amortization payments for the Term Facility and the payment at final maturity.

Exhibit C-5

Call Premium:

In the event that all or any portion of the Term Facility is repaid or repriced (or effectively refinanced) in connection with a Repricing Event (as defined below) that occurs on or before the first anniversary of the Closing Date, each Lender holding loans under the Term Facility will be paid an amount equal to 101% of the amount of such loans repaid or repriced (or effectively refinanced).

“Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an effective interest rate less than the effective interest rate applicable to the Term Loan Facility (as such comparative rates are reasonably determined by the Administrative Agent) and (ii) any amendment to the Term Loan Facility that reduces the effective interest rate applicable to the Term Loans (in each case, such effective interest rate shall take into account margins, the applicable reserve adjusted Eurodollar Rate or Base Rate floors, original issue discount and upfront fees).

Collateral:	The obligations of the Borrower and the Guarantors in respect of the Term Facility, any Hedging Arrangements entered into with a Term Facility Lender Counterparty, as designated by Holdings, and any Cash Management Arrangements entered into with a Term Facility Bank Product Provider, as designated by Holdings, and the obligations of the Borrower and the Guarantors in respect of the SpinCo Term Facility will be secured by:

(a) a first-priority security interest (subject to permitted liens) in the following (collectively, the “Term Loan Priority Collateral”): all assets of the Borrower and the Guarantors (other than the ABL Priority Collateral), whether owned on the Closing Date or thereafter acquired, including but not limited to: (i) machinery, equipment, furniture, fixtures, vehicles (but not with respect to the perfection of such security interest), fee interests in real property in excess of an amount to be mutually agreed, intellectual property, general intangibles (except those relating to ABL Priority Collateral) and documents relating to any of the foregoing, (ii) instruments and other rights to payment (including accounts receivable), in each case, solely to the extent relating to the sale or other disposition of Term Loan Priority Collateral and any deposit account or securities account that contain only proceeds of the sale of any Term Loan Priority Collateral (the “Term Loan Asset Sale Proceeds Account”) and (iii) the equity interests held by the Borrower or any Guarantor in any direct or indirect subsidiary of the Borrower or any Guarantor (which pledge, in the case of any foreign subsidiary, will be limited to 100% of the non-voting equity interests (if any) and 66% of the voting equity interests of first-tier foreign subsidiaries; and

(b) a perfected second-priority security interest (subject to permitted liens) in the following, whether owned on the Closing Date or thereafter acquired (collectively, the “ABL Priority Collateral”): (i) all accounts receivable and other rights to payment (in each case, other than to the extent relating to the sale or other disposition of Term Loan

Exhibit C-6

Priority Collateral (as defined below)); (ii) inventory and documents related to inventory; (iii) instruments (except to the extent relating to the sale or other disposition of Term Loan Priority Collateral); (iv) general intangibles (other than intellectual property) relating to accounts receivable and inventory; (v) deposit accounts, security accounts, cash and cash equivalents (other than cash and cash equivalents held in the Term Loan Asset Sale Proceeds Account referred to above and other exceptions to be agreed); (vi) guarantees, letters of credit rights, security, insurance, supporting obligations and other credit enhancements, relating to any of the foregoing; and (vii) books and records relating to any of the foregoing.

The Term Loan Priority Collateral and the ABL Priority Collateral will not include leasehold interests, fee interests in real estate below a threshold to be agreed, and certain other property and assets customarily excluded from grants of security in similar financings, and other property and assets as may be agreed upon. Additionally, each of the ABL Priority Collateral and the Term Loan Priority Collateral, respectively, will include all proceeds thereof.

The obligations of the Borrower and the Guarantors under the ABL Facility, under certain interest rate protection or other hedging arrangements entered into with an agent, arranger or lender under the ABL Facility or any affiliate of any of the foregoing, in each case, as designated by Holdings (each an “ABL Facility Lender Counterparty” and, together with the Tem Facility Lender Counterparties, the “Lender Counterparties”) and under certain cash management arrangements entered into with an agent, arranger or lender under the ABL Facility or any affiliate of any of the foregoing, in each case, as designated by Holdings (each, an “ABL Facility Bank Product Provider” and, together with the Term Facility Bank Product Providers, the “Bank Product Providers”) will be secured by a perfected second-priority security interest (subject to permitted liens) in the Term Loan Priority Collateral and a perfected first-priority security interest (subject to permitted liens) in the ABL Priority Collateral; provided that if any ABL Facility Lender Counterparty is also a Term Facility Lender Counterparty, or if any ABL Facility Bank Product Provider is also a Term Facility Bank Product Provider, then if such ABL Facility Lender Counterparty or ABL Facility Bank Product Provider, as applicable, so elects with the consent of Holdings (and notifies the Agents in writing of such election at the time of executing such Hedging Arrangements or providing such Cash Management Arrangement, as applicable, in accordance with procedures and subject to limitations to be contained in the Term Facility Documentation), such ABL Facility Lender Counterparty or ABL Facility Bank Product Provider, as applicable, will instead be secured by a perfected first-priority security interest (subject to permitted liens) in the Term Loan Priority Collateral and a perfected second-priority security interest (subject to permitted liens) in the ABL Priority Collateral. All such security interests will be perfected on the Closing Date except as otherwise provided in Section 2 of the Commitment Letter.

Exhibit C-7

Intercreditor Matters:	The relative rights and priorities in the ABL Priority Collateral and the Term Loan Priority Collateral among the secured parties in respect of the ABL Facility (or the Amended Existing ABL Facility, if the same remains outstanding), the Lender Counterparties under secured hedging arrangements (the “Hedging Secured Parties”), the Bank Products Providers under secured cash management arrangements (the “Cash Management Secured Parties”), the secured parties in respect of the Term Facility (the “Term Loan Secured Parties”) and the secured parties in respect of the SpinCo Term Facility (the “SpinCo Term Loan Secured Parties”) will be set forth in an intercreditor agreement that will contain customary lien subordination, completion rights, collateral access provisions and intellectual property licensing provisions, all in form and substance reasonably satisfactory to the Arrangers and the Borrower.

Representations and Warranties:	The Term Facility Documentation will contain representations and warranties relating to the following matters as are usual and customary for financings of this kind generally: organization, requisite power and authority, qualification; equity interests and ownership; due authorization; no conflict; governmental consents; binding obligation; historical financial statements; projections; no material adverse change; certain fees; adverse proceedings, etc.; payment of taxes; properties; environmental matters; no defaults; material contracts; governmental regulation; margin stock; employee matters; employee benefit plans; solvency; related documents; compliance with laws; disclosure; senior indebtedness; Patriot Act, OFAC and other money- laundering and anti-terrorism laws; intellectual property; and security documents, subject to customary qualifications and limitations for materiality to be provided in the Term Facility Documentation in a manner to be agreed.

Negative and Affirmative Covenants:

The Term Facility Documentation will contain affirmative and negative covenants relating to the following matters as are usual and customary for financings of this kind generally, subject to customary baskets, qualifications and limitations for materiality to be provided in the Term Facility Documentation in a manner to be agreed.

Such affirmative covenants will include: financial statements and other reports; existence; payment of taxes and claims; maintenance of properties; insurance; books and records, inspections; lenders’ meetings; compliance with laws; environmental; subsidiaries; additional material real estate assets; additional collateral; further assurances; and maintenance of ratings (but no minimum rating requirement).

Exhibit C-8

Such negative covenants will include: indebtedness; liens; no further negative pledges; restricted junior payments; restrictions on subsidiary distributions; investments; fundamental changes, disposition of assets, acquisitions; capital expenditures; sales and lease-backs; transactions with affiliates; conduct of business; amendments or waivers of organizational documents; amendments or waivers with respect to certain indebtedness; and fiscal year.

Financial Covenants:	Such financial covenants will include: minimum interest coverage and maximum leverage, in each case providing a cushion to be agreed above the levels set forth in the Borrower’s financial model delivered to the Arrangers on November 22, 2011.

Events of Default:	The Term Facility Documentation will include such events of default (and, as appropriate, grace periods) relating to the following matters as are usual and customary for financings of this kind generally: failure to make payments when due; default under other agreements; breach of certain covenants; material breach of representations, etc.; other defaults under the Term Facility Documentation; involuntary bankruptcy; voluntary bankruptcy; judgments and attachments; dissolution; employee benefit plans; “Change of Control” (to be defined as mutually agreed upon); guaranties, security documents; and failure of subordinated indebtedness to be subordinated, subject to customary qualifications and limitations for materiality to be provided in the Term Facility Documentation in a manner to be agreed.

Conditions Precedent to Borrowing:	The several obligations of each Lender to make, or cause an affiliate to make, Term Loans on the Closing Date will be subject only to (i) the conditions set forth or referred to in Section 2 of the Commitment Letter, (ii)(a) the closing of the ABL Facility in accordance with the terms of this Commitment Letter or (b) solely if the commitments with respect to the ABL Facility have been terminated in full, the consummation of the Amended Existing ABL Facility, (iii) the accuracy of representations and warranties in all material respects and (iv) the absence of any default or event of default subject, in the case of clauses (iii) and (iv), to the limitations set forth in Section 2 of the Commitment Letter.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than $1.0 million, any part of their respective shares of the Term Facility to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Term Facility Documentation) which (other than in the case of assignments made by or to any of the Arrangers) are acceptable to the Administrative Agent and the Borrower, each such consent not to be unreasonably withheld or delayed; provided that (i) the consent of the Borrower shall not be required if any event of default has occurred and is continuing and (ii) assignments made to another Lender or an affiliate of a Lender or of

Exhibit C-9

the Administrative Agent will not be subject to the above minimum assignment amount and consent requirements; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five business days after having received notice thereof. The Borrower shall have the ability to purchase Term Loans through dutch auction procedures to be mutually agreed, which Term Loans shall immediately and automatically be cancelled.

The Borrower shall not be permitted to assign its obligations without the approval of all Lenders.

Amendments and Required Lenders:	No amendment, modification, termination or waiver of any provision of the Term Facility Documentation will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of the funded and unfunded commitments under the Term Facility (collectively, the “Required Lenders”), except that the consent of each Lender adversely affected thereby (and in the case of certain collateral issues, each Lender Counterparty) will be required with respect to, among other things, matters relating to interest rates, maturity, amortization, pro rata treatment, sharing provisions, releases of all or substantially all of the guaranties and collateral and the definition of Required Lenders.

Indemnity and Expenses:	The Term Facility will provide customary and appropriate provisions relating to indemnity and related matters to be mutually agreed. The Borrower will also pay (i) reasonable and documented out-of-pocket expenses of the Arrangers incurred prior to the Successful Syndication (as defined in the Fee Letter) and the Agents incurred prior to, on or after the Closing Date (to be paid on the Closing Date if invoiced prior to the Closing Date, and for expenses incurred or invoiced thereafter, within 30 days of a written demand therefore, in each case together with backup documentation supporting such reimbursement request) associated with the syndication of the Term Facility and the preparation, negotiation, execution, delivery and administration of the Term Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Arrangers and the Agents, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole, and, solely in the case of a conflict of interest, one additional local and special counsel to all affected persons, taken as a whole)) and (ii) all reasonable and documented out-of-pocket expenses of the Arrangers, Agents and the Lenders within 30 days of a written demand therefor together with reasonable backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to

Exhibit C-10

the Arrangers, the Agents and the Lenders, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole, and, solely in the case of a conflict of interest, one additional local and special counsel to all affected persons, taken as a whole)) in connection with the enforcement of the Term Facility Documentation.

Governing Law and Jurisdiction:	The Term Facility Documentation will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the Borough of Manhattan in the State of New York and will waive any right to trial by jury. New York law will govern the Term Facility Documentation.

Counsel to the Arrangers and the Administrative Agent:	Latham & Watkins LLP.

Exhibit C-11

Exhibit D

Summary of Conditions Precedent to the Facilities

1.	Concurrent Transactions: The terms of the Merger Agreement and the Separation Agreement shall be reasonably satisfactory to the Arrangers, (it being agreed that the Merger Agreement dated November 17, 2011 and the Separation Agreement dated November 17, 2011 provided to the Arrangers prior to the date hereof are reasonably satisfactory to the Arrangers). The Contribution and the Merger and each of the other Transactions shall have been consummated or will be consummated substantially concurrently with the initial funding under the Facilities in accordance with the Merger Agreement, the Separation Agreement and the terms described in this Commitment Letter; provided that no amendment, modification or waiver of any term thereof (other than any such amendment, modification or waiver that is not materially adverse to the interests of the Arrangers and the Lenders, taken as a whole) shall be made or granted, as the case may be, without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed) (it being understood that any change in the price over 10% (including any price decrease over 10%) will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Administrative Agent). Concurrently with the consummation of the Acquisition, (a) if the commitments with respect to the ABL Facility have not been terminated in full, the Existing ABL Facility will have been repaid in full, all commitments relating thereto will have been terminated and all liens or security interests related thereto will have been terminated or released, in each case on terms satisfactory to the Arrangers or (b) if the commitments with respect to the ABL Facility have been terminated in full, the Existing ABL Facility will have been amended (as so amended, the “Amended Existing ABL Facility”) in a manner reasonably satisfactory to the Arrangers, including without limitation any amendments requested by the Arrangers to provide the Agents and the Lenders under the Term Facility the same rights and security interest as described under the captions “Guarantors”, “Collateral” and “Intercreditor Matters” in Exhibit C hereto relative to the Amended Existing ABL Facility as such Agents and Lenders would have had relative to the ABL Facility were such facility consummated.

2.

Financial Statements. The Arrangers shall have received (i) unqualified audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of Augusta and the SpinCo Borrower and their respective subsidiaries for each of the three most recently completed fiscal years ending more than 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for any quarterly interim period or periods (other than the fourth fiscal quarter of Augusta’ and the SpinCo Borrower’s, fiscal year) of Augusta and the SpinCo Borrower and their respective subsidiaries ending more than 45 days prior to the Closing Date, together with unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for the corresponding period of the most recently completed fiscal year (all of which shall have been reviewed by the independent accountants for Augusta and the SpinCo Borrower (as applicable) as provided in the Statement on Auditing Standards No. 100), (iii) customary additional unqualified audited and unaudited financial statements for all recent, probable or pending acquisitions and (iv) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Augusta and its subsidiaries (a) as of the last day of and for the most recently completed fiscal year ended at least 90 days before the Closing Date, (b) as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, and (c) as of the last day of and for the twelve-month period ending on the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is

Exhibit D-1

the end of a fiscal year, ended at least 90 days before the Closing Date, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of each such balance sheet) or at the beginning of such period (in the case of each such statement of income), and in each case contemplated by clauses (i), (ii), (iii) and (iv) meeting the requirements of Regulation S-X for Form S-1 registration statements.

3.	Projections. At least 30 days prior to the Closing Date, the Arrangers shall have received financial projections of Holdings and Holdings’ subsidiaries through its fifth fiscal year following the Closing Date, which will be prepared on a pro forma basis to give effect to the Transactions.

4.	Marketing Period. The Arrangers shall have received a confidential information memorandum and other customary marketing materials for use in the syndication of the Facilities by a date sufficient to afford the Arrangers a period of at least 20 consecutive business days following the receipt of the confidential information memorandum and the Debt Ratings to syndicate the Facilities prior to the Closing Date; provided that such period will not include any date from and including November 21, 2011 through and including November 28, 2011, from and including December 19, 2011 through and including January 3, 2012 and from and including August 20, 2012 through and including August 31, 2012.

5.	Definitive Documents; Customary Closing Conditions. Subject to the limitations set forth in Section 2 of the Commitment Letter, the definitive loan documents relating to the Facilities, including without limitation loan agreements, guarantees, security agreements and other related definitive documents (collectively, the “Loan Documents”) shall have been prepared by the Arrangers’ counsel based upon and substantially consistent with the terms set forth in this Commitment Letter and otherwise reasonably satisfactory to the Commitment Parties and the Arrangers and shall have been executed and delivered by Augusta and each of its subsidiaries party thereto. The Arrangers shall be reasonably satisfied that Augusta has complied with all other customary closing conditions for financings of this kind, as follows: (i) the delivery of customary legal opinions, corporate records and documents from public officials and customary officers’ certificates; (ii) customary evidence of authority; (iii) obtaining material third party and governmental consents necessary in connection with the Merger, the related transactions or the financing thereof; (iv) absence of material litigation or regulatory action affecting the Merger, the related transactions and the financing thereof; (v) subject to Section 2 of the Commitment Letter, perfection of liens, pledges, mortgages and any other security interests on the collateral securing the Facilities (free and clear of all liens, subject to customary and limited exceptions to be mutually agreed upon); (vi) satisfactory lien and judgment searches; (vii) payment of all fees and expenses set forth in this Commitment Letter and the Fee Letter; (viii) Augusta, the SpinCo Borrower and each of their respective subsidiaries, on a consolidated basis (taken as a whole), will, pro forma for the Transactions, be solvent and delivery of a solvency certificate as of the Closing Date in a customary form reasonably satisfactory to the Administrative Agent to that effect from the chief financial officer of Augusta; (ix) satisfaction of the conditions set forth under the caption “Conditions Precedent to Initial Borrowing” in Exhibit B; and (x) each Lender shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act that has been reasonably requested by the Lenders at least ten (10) days in advance of the Closing Date.

6.	Indebtedness. After giving effect to the Transactions, Augusta and its subsidiaries, including SpinCo Borrower, shall have outstanding no third party indebtedness for borrowed money other than the Term Facility, the ABL Facility (or, solely if the commitments with respect to the ABL Facility have been terminated in full, the Amended Existing ABL Facility), the SpinCo Notes or the Exchange Loans, the SpinCo Term Facility, the Senior Subordinated Notes and other indebtedness in a principal amount not to exceed $10 million.

Exhibit D-2

7.	Audits, Appraisals. The Arrangers shall have received from Augusta, at least 20 business days prior to the Closing Date, the most recently prepared (i) collateral field exams with respect to the relevant collateral included in the each of the Borrowing Bases under the Existing ABL Facility (the “Existing ABL Field Exam”) and (ii) appraisal of the NOLV of inventory by an independent third-party appraisal firm in connection with the Existing ABL Facility (the “Existing ABL Appraisal”). In addition, Augusta shall, and shall cause its subsidiaries to, use commercially reasonable efforts to (a) cause the parties having prepared the Existing ABL Field Exam and the Existing ABL Appraisal to deliver to the Arrangers customary letters permitting the Arrangers to rely thereon at least 30 business days prior to the Closing Date and (b) prepare and deliver to the Arrangers updated versions of the Existing ABL Field Exam and Existing ABL Appraisal reasonably satisfactory to the Arrangers on or prior to the Closing Date.

8.	SpinCo Term Facility. The conditions precedent to the SpinCo Term Facility shall have been satisfied and the SpinCo Term Facility shall have been funded concurrently or substantially concurrently with (but in any event on the same day as) the Facilities.

Exhibit D-3